UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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INFINITY PROPERTY AND CASUALTY CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFINITY PROPERTY AND CASUALTY CORPORATION

3700 Colonnade Parkway

Birmingham, Alabama 35243

Notice of Annual Meeting of Shareholders

and Proxy Statement

To be Held on May 18, 2009

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on May 18, 2009, in Birmingham, Alabama. At the meeting you will hear a report on our operations and have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and provides information about the nominees to our Board.

We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, this Notice of Annual Meeting of Shareholders contains instructions on how to access and review our Proxy Statement and our 2008 Annual Report over the Internet. The Company believes that this new process will allow us to provide our shareholders with the information they need in a timelier manner.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you either to use the electronic voting system, if available to you through your broker, or to promptly complete and return your proxy form.

Samuel J. Simon
Secretary

Birmingham, Alabama

April 14, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF INFINITY PROPERTY AND CASUALTY CORPORATION

Date:	Monday, May 18, 2009

Time:	10:00 a.m., Central Time

Place:	Renaissance Ross Bridge 4000 Grand Avenue Hoover, Alabama 35226

Purpose:	• To elect ten directors

• To ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

• To conduct any other business that may properly be raised

Record Date:	March 27, 2009

Mailing Date:	Approximately April 14, 2009

INFINITY PROPERTY AND CASUALTY CORPORATION

May 18, 2009

***IMPORTANT NOTICE***

Regarding Internet Availability of Proxy Materials

for the Annual Meeting to be held on May 18, 2009

You are receiving this communication because you hold shares in Infinity Property and Casualty Corporation, and the materials you should review before you cast your vote are now available.

The Proxy Statement and 2008 Annual Report are available at

http://ir.ipacc.com/phoenix.zhtml?c=136099&p=irol-reports

General Information

Who may vote

Shareholders, as recorded in our stock register on March 27, 2009, may vote at the meeting. As of that date we had 13,886,128 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the meeting.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Written Proxy. All shareholders can vote by completing and returning the attached proxy card.

Telephone and Internet Proxy. Some shareholders can also vote by touchtone telephone and/or the Internet. The use of electronic voting via the telephone or the Internet is dependent upon how a shareholder holds shares and, if held through a broker, each shareholder’s particular broker. Please follow the instructions provided on the proxy card if electronic voting is made available to you and if you wish to vote electronically. Please note that you may be unable to access electronic voting after 11:59 p.m., May 16, 2009.

Access to the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Annual Report to Shareholders

The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report to Shareholders are available under the Investor Relations section of our website located at www.ipacc.com. The Annual Report on Form 10-K is also available under the Investor Relations section of our Web Site at www.ipacc.com. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by calling (205) 803-8186, by e-mailing investor.relations@infinity-insurance.com or by writing to: Infinity Property and Casualty Corporation, Attn: Investor Relations, 3700 Colonnade Parkway, Birmingham, AL 35243.

Street Name Holders. If you hold your shares in a bank or brokerage account, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How proxies work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting on any or all matters.

If you sign and return the enclosed proxy card but do not specify how to vote, your shares will be voted in favor of our director candidates and in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may receive materials from them asking how you wish to vote.

Revoking a proxy

You may revoke your proxy before it is voted at the meeting by submitting a new proxy with a later date (or by recording a later telephone or Internet proxy), by voting in person at the meeting, or by notifying our Corporate Secretary in writing at the address of our principal executive offices as listed on the front page of the Proxy Statement.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Abstentions and broker non-votes are considered present for purposes of determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Vote Tabulation

Votes will be tabulated and the results certified by or under the direction of an Inspector of Elections, who may be an employee of ours.

The ten director candidates who receive the greatest number of “for” votes will be elected to serve as directors on the Board. Broker non-votes and abstentions will not affect the results of the election.

The proposal to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm must have more votes cast “for” than “against” to be approved. Neither broker non-votes nor abstentions will be counted as votes cast.

Proxy Solicitation

Our Board is soliciting your proxy for use at the Annual Meeting of Shareholders and at any adjournment of the Annual Meeting of Shareholders. We will bear the costs of the proxy solicitation, including the reimbursement of banks and brokers for reasonable expenses of sending out our proxy materials to the beneficial owners of our common stock. We have engaged D.F. King & Co., Inc. to assist us in soliciting proxies for a fee of $9,500 plus out-of-pocket expenses. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person, by telephone, by facsimile and by e-mail.

Other Matters

Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

Cumulative Voting

In voting to elect directors shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder so desires. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to our Corporate Secretary at the address as listed on the first page of this Proxy Statement not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate votes.

Item 1:	Election of Directors

Our Amended and Restated Articles of Incorporation provide that the Board of Directors consists of one class of directors with a term ending at each annual meeting of shareholders. The size of the Board (currently nine directors) shall be ten directors effective at the conclusion of the 2009 Annual Meeting of Shareholders. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Maria Teresa Alvarez Canida for election and Jorge G. Castro, James R. Gober, Harold E. Layman, Drayton Nabers, Jr., Samuel J. Simon, Roger Smith, William Stancil Starnes, Gregory C. Thomas and Samuel J. Weinhoff for re-election to the Board of Directors.

Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the 2009 Annual Meeting of Shareholders will be elected to hold office until the expiration of each elected director’s term at the next Annual Meeting of Shareholders.

We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any director nominee becomes unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following nominees:

Nominee	Business Experience
MARIA TERESA ALVAREZ CANIDA Age 55

Nominated to serve as a Director in 2009; Currently serving as President of Taplin, Canida & Habacht LLC since 2008; Served as President, Managing Principal and Chief Compliance Officer of Taplin, Canida & Habacht, Inc. (predecessor to Taplin, Canida & Habacht LLC) from 1985 to 2008.

JORGE G. CASTRO Age 51

Elected Director in August 2003; Currently serving as Chief Executive Officer for Lombardia Capital Partners since 2005; Served as Vice Chairman of Lombardia Capital Partners from 2003 to 2005 and as Chief Executive and Chief Investment Officer of CIC/HCM Asset Management from 1989 to 2003.

JAMES R. GOBER Age 57

Chief Executive Officer, President and Director since 2002; Elected Chairman of the Board in December 2003; Served in various executive roles within each of Infinity’s insurance company subsidiaries since 1991.

HAROLD E. LAYMAN Age 62

Elected Director in August 2003; Currently serving on the Board of Directors of Blount International, Inc. and GrafTech International, Ltd. and as the Chairman of the GrafTech International, Ltd. Compensation Committee; Served as President and Chief Executive Officer of Blount International, Inc. until 2002.

Nominee	Business Experience
DRAYTON NABERS, JR. Age 68

Elected Director in May 2007; Currently serving as an attorney with Maynard, Cooper & Gale, P.C. and on the Board of Directors of ProAssurance Corporation; Served as the Chief Justice of the Alabama Supreme Court from 2004 to 2007, the Director of Finance for the State of Alabama from 2003 to 2004 and the Chairman of the Board of Directors of Protective Life Corporation until 2002.

SAMUEL J. SIMON Age 52

General Counsel and Secretary since 2002 and Executive Vice President since 2005; Elected as a Director in December 2003; Served in various legal and executive capacities with Infinity’s former parent company, American Financial Group, Inc. (“AFG”), since 1986.

ROGER SMITH Age 48

Chief Financial Officer and Treasurer since 2002 and Executive Vice President since 2005; Elected as a Director in December 2003; Served in various executive capacities with Great American Insurance Company, a wholly-owned subsidiary of AFG, since 1987.

WILLIAM STANCIL STARNES Age 60

Elected Director in May 2008; Currently serving as Chairman and Chief Executive Officer of ProAssurance Corporation since 2007 and on the Board of Directors of ProAssurance Corporation; Served as President of Administration and Planning for Brasfield & Gorrie from 2006-2007 and as Senior Partner at the law firm of Starnes & Atchison LLP prior to 2006.

GREGORY C. THOMAS Age 61	Elected Director in February 2003; Currently retired after serving until 1996 as Chief Financial Officer and Executive Vice President of Citicasters, Inc. and its predecessor public company.

SAMUEL J. WEINHOFF Age 58

Elected Director in May 2004; Currently serving as an insurance industry consultant and on the Board of Directors of Allied World Assurance Company Holdings, Ltd. and Inter-Atlantic Financial, Inc.; Served as Managing Director and Head of Schroders & Co.’s U. S. Financial Institutions Group, Investment Banking from 1997 through 2000 and Managing Director at Lehman Brothers from 1985 to 1997.

Item 2:	Ratification of Ernst & Young LLP as Infinity’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has recommended the selection and appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009. If the shareholders do not ratify the selection, the Audit Committee may reconsider its selection or decide to continue the engagement of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines a change would be in the best interests of Infinity and the shareholders.

The Board recommends you vote

FOR

approval of the Ratification of Ernst & Young LLP as

Infinity’s Independent Registered Public Accounting Firm.

THE BOARD OF DIRECTORS AND THE COMMITTEES OF THE BOARD OF DIRECTORS

General

Infinity is an Ohio corporation and, therefore, governed by the corporate laws of Ohio. Because our stock is publicly traded on the Nasdaq Global Select Market and we file reports with the Securities and Exchange Commission, we are also subject to Nasdaq rules as well as various provisions of federal securities laws.

Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Infinity on your behalf. It reviews Infinity’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends and major capital and financing initiatives.

During 2008 the full Board of Directors met on four occasions. During 2008 each director attended at least 75% of the total number of meetings held by the Board and by the Committees on which the director served.

Our policy is to require director attendance at annual meetings of shareholders. All directors attended the 2008 Annual Meeting of Shareholders.

The directors have organized themselves into the Nominating and Corporate Governance Committee, Executive Committee, Compensation Committee, Audit Committee, and, beginning on May 18, 2009, the Investment Committee. Each of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee is composed exclusively of Non-Employee Directors that meet the relevant independence requirements established by the Nasdaq Global Select Market, the Sarbanes-Oxley Act and Securities and Exchange Commission Rule 10A-3 that apply to their particular assignments. The Board intends to determine the members of the Investment Committee on May 18, 2009. The Board of Directors has determined that all nominees for election, with the exception of Messrs. Gober, Smith and Simon, meet the independence standards of Nasdaq Marketplace Rule 4200(a)(15). The charters of each committee, other than the Investment Committee, which currently has no charter, can be found on the Company’s website at www.ipacc.com. The Board of Directors adopted a Code of Ethics, which is available on our website at www.ipacc.com, and which applies to all directors, executive officers and employees of the Company. A copy of the Code of Ethics will also be provided without charge upon written request sent to our Corporate Secretary at the address shown on the cover page of this Proxy Statement. To the extent permitted by Nasdaq Marketplace Rule 4350(n), any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment. Any amendments to or waivers from the Code of Ethics may be disclosed on Form 8-K filed with the SEC either in addition to or in lieu of the website disclosure.

The Board of Directors has adopted a process to facilitate written communications by shareholders to the Board of Directors. Shareholders who wish to write to the Board of Directors or a specified director or committee of the Board should send correspondence to the Corporate Secretary at 3700 Colonnade Parkway, Birmingham, Alabama 35243. All communications received from shareholders are screened by the Corporate Secretary and, other than trivial or obscene items, are forwarded to the full Board of Directors, or to a specific Board member or committee if designated by the shareholder. Trivial items will be delivered to the Board at the next scheduled Board meeting. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

The independent directors appointed Drayton Nabers, Jr. as the Lead Director on May 20, 2008 to preside at meetings of Non-Employee Directors. The independent members met three times in 2008 without the presence of management directors.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee met twice during 2008 and consists of Drayton Nabers, Jr. (Chairman), Jorge G. Castro, Harold E. Layman and William Stancil Starnes.

The Board of Directors has established a Nominating and Corporate Governance Committee Charter for the Nominating and Corporate Governance Committee, which is available on our website at www.ipacc.com and is reviewed annually by the Nominating and Corporate Governance Committee. Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the composition, function and needs of the Board and reviewing, evaluating and developing corporate governance guidelines. In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to be Board members consistent with criteria established by the Board;

•	lead all performance evaluations of the Board or of any Board committee;

•	recommend nominees to the Board for the next annual meeting of shareholders;

•	review the structure of the Board and its committees;

•	review each non-employee director’s relationships with the Company and recommend to the Board which directors should qualify as “independent” under applicable SEC and NASDAQ rules;

•	consider matters of corporate governance and establish and review corporate governance principles implemented by the Board;

•	consider issues involving possible conflicts of interest of Board members or the Company's senior executives; and

•	review and establish all matters pertaining to compensation, fees and retainers paid to directors.

Directors, members of management, shareholders, or industry or professional organizations may suggest nominees. The Nominating and Corporate Governance Committee is also able to use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

In identifying and considering candidates for nomination to our Board, whether recommended by officers, directors, shareholders or others, the Nominating and Corporate Governance Committee considers, in addition to the requirements set out in the Nominating and Corporate Governance Committee Charter, quality of experience, the needs of Infinity and the range of talent and experience represented on the Board. The Nominating and Corporate Governance Committee also evaluates the ability of a nominee to devote the time and attention necessary to fulfill his or her responsibilities. Shareholders desiring to submit recommendations for nominations by the Nominating and Corporate Governance Committee to the Board of Directors should direct them to the Corporate Secretary at the address shown on the cover page of this Proxy Statement.

Upon the recommendation of Mr. Castro, the Nominating and Corporate Governance Committee considered Maria Teresa Alvarez Canida as a potential candidate for the Board. After considering the qualifications of Ms. Canida, the Nominating and Corporate Governance Committee recommended at its February 3, 2009 meeting that the Board of Directors nominate the current directors for re-election and Ms. Canida for election as directors.

EXECUTIVE COMMITTEE

Our Executive Committee met once in 2008. It is composed of James R. Gober (Chairman), Drayton Nabers, Jr., William Stancil Starnes, and Samuel J. Weinhoff. This Committee has the authority to exercise the power and authority of the Board of Directors between meetings of the Board of Directors, subject to any limitation or limitations imposed by law, the Articles of Incorporation, the Code of Regulations or any resolution of our Board.

COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

Messrs. Layman (Chairman), Castro, Starnes and Thomas served as members of the Company’s Compensation Committee during 2008. No member of the Compensation Committee was an officer or employee of the Company during the year ended December 31, 2008 nor has any member of the Compensation Committee been an officer of the Company or had any relationship requiring disclosure under Item 404 of the Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of the Compensation Program

The Compensation Committee of our Board of Directors is responsible for establishing the Company’s executive compensation philosophy and the level of compensation of its executive officers, which include James R. Gober, Chairman, Chief Executive Officer and President; Roger Smith, Executive Vice President, Chief Financial Officer and Treasurer; and Samuel J. Simon, Executive Vice President, General Counsel and Secretary (referred to as the “Executive Officers”). Mr. Gober is responsible for establishing the salary and annual incentive compensation for Glen N. Godwin, Regional President (who now serves as the chief marketing officer and whose title will be changed to “Senior Vice President – Business Development” on April 19, 2009), and Scott C. Pitrone, Regional President (who now serves as the chief pricing officer and whose title will be changed to “Senior Vice President – Product Management” on April 19, 2009) (Messrs. Godwin and Pitrone (the “Regional Presidents”), along with the Executive Officers, comprise the Company’s Named Executive Officers and are referred to as the “NEOs”). Our Compensation Committee establishes the nature of and levels of all long-term compensation arrangements for the NEOs and reviews and ratifies the annual compensation decisions made by Mr. Gober with respect to the Regional Presidents.

Messrs. Godwin and Pitrone are not officers of Infinity Property and Casualty Corporation but serve as officers of various operating subsidiaries of the Company. Over the past two to three years, the Company has moved towards a more centralized management approach to pricing, marketing and claims handling. As such, the duties and responsibilities of Messrs. Godwin and Pitrone have gradually shifted from oversight of the West and East regions of the Company, respectively, to strategic development and managerial oversight of the Company’s marketing and pricing strategies, respectively, thereby reflecting the core strengths and competencies of each Regional President. As described below, the annual incentive compensation for Messrs. Godwin and Pitrone will, beginning in 2009, no longer contain a regional performance component, thus aligning these executives’ annual incentive compensation with the culmination of the Company’s strategic shift towards a more centralized management structure.

Our Board of Directors has established a Charter for our Compensation Committee. The Compensation Committee Charter is available on our website at www.ipacc.com and is reviewed annually by our Compensation Committee.

Compensation Philosophy and Objectives

General Philosophy

Our Compensation Committee focuses on the dual objectives of retaining executives while motivating them primarily through incentive plans of both short and long-term duration. Currently, these incentive plans consist of a cash-based incentive plan for annual performance goals, and a performance share plan for longer-term goals. Our Compensation Committee believes that compensation should be designed with sufficient base compensation to be competitive in the market and to avoid excessive turnover, while also containing a sufficient “at-risk” component so that NEOs will have an incentive to perform at or above expectations.

Our Compensation Committee and management believe incentive compensation should include both a short and a long-term component. However, our Compensation Committee has not formulated any particular benchmark with respect to the percentage of compensation that should come from each particular component. Our Compensation Committee and Mr. Gober consider a number of factors when establishing or recommending overall compensation for key executives. These factors include, but are not limited to: (i) the extent to which corporate financial performance objectives have been met, (ii) the scope of an individual’s responsibility and ability to influence the Company’s results and strategic initiatives, (iii) financial performance over a sustained period of time, (iv) the alignment of the interests of management with our Company’s shareholders, (v) the compensation levels and practices of peer group companies, set forth below, and (vi) the level of an individual’s experience, past performance and future potential. It is also our Compensation Committee’s view that when considering compensation programs for employees, those occupying the highest positions of authority and responsibility should have a larger portion of their compensation tied to longer-term performance and be linked more closely to the performance of the Company’s common stock as compared to those employees occupying lower level positions of authority and responsibility. This philosophy led to the adoption in 2008 of a performance share plan for the NEOs as a substitute for a cash-based long-term incentive compensation plan.

Our Compensation Committee has historically approved annual incentive plans for the Executive Officers. Our Compensation Committee believes the Company’s operational performance is guided by two primary factors: combined ratio and growth in written premiums, and that management needs to balance both factors to obtain optimal results. Therefore, the annual and long-term incentive compensation plans for the Executive Officers, as well as the remaining NEOs, contain performance goals based on these two factors, i.e. combined ratios and growth in written premiums, measured either discretely or in combination with each other. Additionally, our Compensation Committee believes that return on capital is an important measure of the financial performance of the Company, and thus of significant importance to shareholders. As such, the annual incentive compensation plans for the Executive Officers have historically contained an earnings per share component with a performance goal that was designed to generate a particular return on capital. On February 5, 2008, our Compensation Committee, through its approval of the 2008 annual incentive plan for the Executive Officers, determined that it was more appropriate to base such incentive compensation on operating return on average invested capital, excluding excess capital, in lieu of operating earnings per share to better reflect the impact of management in return on capital performance. Growth in gross written premiums and accident year combined ratio will continue to be components of the Executive Officers’ annual incentive compensation. Since the majority of the incentive compensation attainable under both the annual and long-term incentive plans is contingent upon underwriting profitability (as opposed to rewarding growth in premiums without regard to profitability or rewarding gains arising from the Company’s investment portfolio), the Compensation Committee believes that the incentive compensation plans do not encourage the NEOs to take unnecessary and excessive risks and are directly related to the Company’s financial goals and long-term strategy.

Executive Share Ownership Guidelines

To further align the interests of management with the Company’s long-term shareholders, the Board of Directors adopted stock ownership guidelines in July 2006. The Nominating and Corporate Governance Committee, upon consideration of the recommendation of our Compensation Committee’s consultant, Pearl Meyer & Partners’ (“PM&P”), elected to amend the executive stock ownership guidelines. The amended stock ownership guidelines stipulate that the Chief Executive Officer should own Company stock equal to three (3) times his or her salary and that each Executive Vice President and each Regional President should own Company stock equal to two (2) times his or her salary. Each officer subject to the stock ownership guidelines is required to retain 100% of the after-tax equity received by such officer through the vesting, on or after January 1, 2008, of any performance share or restricted stock grant, until such officer has satisfied his or her minimum stock ownership requirement. The determination of the share value and the executive’s base salary shall be based on the market value of the shares and the executive’s base salary on the preceding trading day ahead of any proposed sale or relinquishment of shares by the executive. In the event of economic hardship, our Compensation Committee may temporarily waive (or in the case of any Executive Vice President or Regional President, our CEO may waive) compliance with the restriction on the sale of Company stock by an officer prior to such officer’s satisfaction of the minimum stock ownership requirements. No waivers from the stock ownership guidelines were requested or granted during 2008. Equity in vested but non-exercised stock options and vested restricted shares shall be counted toward satisfying the stock ownership requirements.

Impact of Tax Regulations

Section 162(m)

Our Compensation Committee does consider the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, when considering compensation awards. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the Company’s other “covered employees,” as defined in Section 162(m), except for compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. It is the policy of our Compensation Committee to periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. The Company believes that none of the executive compensation paid in 2008 exceeds the limits for deductibility under Section 162(m). Our Compensation Committee retains the ability to evaluate the performance of the Company’s executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

Section 409A

Section 409A of the Internal Revenue Code of 1986, as amended, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A. The Company believes it is currently operating such plans in compliance with Section 409A. However, no assurances can be made in this regard.

Principal Guides and Benchmarks Used for Setting Executive Compensation

Historical Background

In 2007 our Compensation Committee engaged PM&P to advise it regarding compensation decisions for the Executive Officers, in selecting a peer group of companies from which to conduct competitive pay, financial performance, pay-for-performance and pay mix analysis, in developing a long-term incentive compensation program for the Executive Officers and other NEOs, in reviewing Non-Employee Director compensation, and to more broadly advise our Compensation Committee in formulating a more comprehensive compensation philosophy. PM&P does not currently and has not previously conducted any business directly with the Company.

In order to obtain insight into the Company’s business model, its compensation philosophy and its historical compensation practices, PM&P met with each member of our Compensation Committee and each Executive Officer. PM&P then presented its analysis and recommendations, including that our Compensation Committee determine (i) the percentile to which it wishes to peg executive compensation, (ii) the ratio of performance-based compensation to fixed compensation, and (iii) the ratio of cash compensation to equity compensation. These recommendations were extensively discussed amongst the members of our Compensation Committee, although our Committee did not elect to establish a benchmark with regard to the appropriate proportions of equity compensation and cash-based compensation or the appropriate proportions of incentive and non-incentive compensation.

In assessing overall compensation levels and practices, PM&P recommended, and our Compensation Committee concurred, that executive pay be analyzed against the following peer group:

21st Century Insurance Group

Alfa Corporation

Argonaut Group, Inc.

Bristol West Holdings, Inc.

The Commerce Group, Inc.

Erie Indemnity Company

Ohio Casualty Corporation

Philadelphia Consolidated Holding Corp.

ProAssurance Corporation

RLI Corp.

Safeco Corporation

Safety Insurance Group, Inc.

Selective Insurance Group, Inc.

State Auto Financial Corporation

United Fire & Casualty Company

Zenith National Insurance Corp.

This peer group consisted of property and casualty insurance companies with revenues between $500 million to $2 billion and without significant executive ownership, recent financial problems or significant non-insurance business operations. Although Safeco Corporation did not fall within these parameters, primarily due to its size, it was added to the peer group due to its strong market presence.

PM&P examined the compensation data furnished in the proxy statements of the Company’s peer group along with data compiled in compensation surveys. PM&P noted the difficulty in obtaining comparative compensation data for Mr. Simon due to the breadth of his responsibilities beyond his function as the Company’s chief legal officer. PM&P also noted that it was difficult to get an “apples to apples” comparison of the compensation for the Regional Presidents, as the authority and responsibility of such an executive varies considerably from company to company below the Chief Operating Officer level. PM&P advised that it was appropriate for our Compensation Committee to target pay levels at the market median.

Our Compensation Committee requested that PM&P review the compensation packages, including the total compensation and the individual long-term incentive and equity compensation components, for each of the current NEOs. Specifically, PM&P’s objectives were to (i) develop a performance-based long-term incentive plan to align executive and shareholder interests, (ii) create a retention incentive for the NEOs and (iii) enhance the ability of the NEOs to meet the requirements of the share ownership guidelines. Our Compensation Committee noted that it was satisfied with the structure of the Company’s annual incentive plans. PM&P met with Mr. Gober to discuss the Company’s compensation philosophy and review the details of the Company’s existing compensation plans, and in June 2007 PM&P presented its findings to our Compensation Committee. The performance and retention incentives are discussed in more detail below.

2008 Conclusions

Our Compensation Committee considered the recommendations of Mr. Gober in establishing compensation packages for other Executive Officers, and in evaluating the talent, skill, and the potential for further career advancement and management succession plans of the NEOs. Consistent with the philosophy that substantial compensation for the Executive Officers should be performance based or “at risk,” base salaries for the NEOs were unchanged in 2008.

During 2008 our Compensation Committee chose not to utilize outside consulting services for the following reasons: i) the Compensation Committee believed that compensation levels for the NEOs were adequate, ii) the Compensation Committee was satisfied with the performance results achieved under the existing compensation structure, iii) neither the Compensation Committee nor management was proposing to add any new compensation components or significantly change any existing compensation component, and iv) there was no significant change in any NEO’s duties or responsibilities, other than the gradual and continuing shift in the Regional Presidents’ duties and responsibilities, as noted above. At this time the Company and the Compensation Committee each believes that it has the necessary resources available to survey the compensation practices of the Company’s peer group and keep abreast of compensation developments in the marketplace generally.

2008 Executive Compensation Components

Because our Compensation Committee has been satisfied with the historical performance results achieved under the existing compensation philosophy and design and because, for most of the compensation elements, the Company is contractually obligated to provide certain minimum levels of compensation to the NEOs, our Compensation Committee chose to continue compensating the NEOs through each of the compensation elements summarized in the following table and described in greater detail below.

Component	Purpose	Summary Description	Significant Changes since Last Year’s Proxy Statement
Salary	To provide a consistent base level of compensation commensurate with an NEO’s duties and responsibilities.	Consists of a fixed amount paid on a bi-weekly basis.	None. There were no changes in the salaries of any of the NEOs.
Annual Performance Incentive Plans	To provide incentive compensation for achievement of short-term goals.

Consists of cash-based annual incentive plans designed to reward growth in written premiums, accident-year combined ratio performance and, under the Annual Executive Bonus Plan (defined below), operating return on average invested capital (excluding excess capital).

The target bonus base for Messrs. Smith and Simon was increased to 70% from 60% of each officer’s base salary under the Annual Executive Bonus Plan for 2008.

The target bonus base for Messrs. Godwin and Pitrone was increased to $175,000 from $150,000 and the maximum payout percentage was decreased to 200% from 205% of the target bonus base under each officer’s incentive plan for 2008.

Component	Purpose	Summary Description	Significant Changes since Last Year’s Proxy Statement
Beginning in 2009 all NEOs will participate in the Annual Executive Bonus Plan.
Annual Profit Sharing Plan	To provide incentive compensation to all full-time employees for any year in which the Company is profitable.	Consists of a discretionary cash-based plan awarding participants the greater of one-week’s pay or $900.	Messrs. Smith and Simon (as has been the case with Mr. Gober) did not participate in this Plan in 2008.
Long-Term Incentive Plan	To provide incentive compensation for performance measured over a three-year period (2005-2007).	Consists of a cash-based plan to reward performance as measured by growth in gross written premiums and the accident-year combined ratio. Supplanted beginning in 2008 by the Performance-Share Plan.

The NEOs’ final payout under the 2005-2007 plan would be at 145% of the target performance (as opposed to 127%, as initially calculated and previously disclosed in last year’s Proxy Statement) due to the net favorable development of the combined ratio for the 2005 through 2007 accident-years.

Performance-Share Plan

To provide incentive compensation for performance measured over a three-year period and to align the NEOs’ interests with those of the shareholders by linking compensation to the Company’s stock price.

Consists of an equity-based plan to reward performance as measured by growth in net written premium and statutory combined ratio with the opportunity for additional compensation for growth in the Company’s urban zones above a certain threshold.

Serves to replace the cash-based Long-Term Incentive Compensation Plan.

The plan was amended in May 2008 to reduce the number of shares of common stock that may be issued under the plan to 500,000 from 1,000,000.
Restricted Stock

To provide an incentive for each NEO to remain with the Company without regard to performance and to align the NEO’s interests with those of the shareholders by linking the value of such incentive to the Company’s stock price.

		Consists of an outstanding restricted stock grant containing a four-year cliff vesting provision made to each NEO in 2007.	None. There were no restricted stock awards in 2008.

Component	Purpose	Summary Description	Significant Changes since Last Year’s Proxy Statement
Retirement and Deferred Compensation Plans	To provide vehicles for NEOs and other employees to receive replacement income upon their termination of employment with the Company.	Consists of the Company’s 401(k) Plan, a non-qualified supplemental executive retirement plan and a deferred compensation plan.

The Company did not make a qualified discretionary 401(k) contribution for fiscal year 2008.

The company intends to make a non-qualified contribution equal to 2% of each NEO’s 2008 compensation in excess of the statutory limit on annual compensation of $230,000 for qualified defined contribution plans.

Perquisites	To continue providing certain NEOs with certain benefits to which those NEOs had been entitled under the Company’s former parent.	Consists of an automobile allowance for Mr. Gober and automobile and homeowners’ insurance premiums for Messrs. Gober, Smith and Godwin.	Mr. Godwin did not receive an automobile allowance in 2008.

•	Salary

Minimum salary and annual incentive targets for each of the NEOs are established pursuant to existing employment contracts.

•	Annual Performance Incentive Plans

The Annual Executive Bonus Plan was established and approved by our shareholders in 2006. Our Compensation Committee structured the Annual Executive Bonus Plan for 2008 on the attainment of certain performance goals based on three performance measures: return on average invested capital (excluding excess capital), accident-year combined ratio and growth in gross written premiums. Under the Annual Executive Bonus Plan for 2008, in which the Executive Officers were the only participants, Mr. Gober had the opportunity to receive up to a maximum of 200% of his contractual annual base salary, with a target of 100% of his contractual annual base salary, and Messrs. Simon and Smith had the opportunity to receive up to a maximum of 140% of their contractual annual base salary, with a target of 70% of their contractual annual base salary. Under the 2008 formula for the Annual Executive Bonus Plan, the weight assigned to each of the three performance measures was as follows: 33.4%—operating return on average invested capital (excluding excess capital), 33.3%—accident-year combined ratio and 33.3%—growth in gross written premiums. Each Executive Officer was subject to the same performance objectives for each of these three components. The performance targets under the Executive Bonus Plan for 2008 were as follows:

Operating Return on Average Invested Capital (excluding Excess Capital) (33.4% weighting)

Target	Percentage Payout
11.0% or above	200%
10.0%	150%
9.0%	100%
8.5% or below	0%

Actual 2008 Operating Return on Average Invested Capital (excluding Excess Capital) = 11.1% (equating to 66.8% of the Executive Officer’s annual incentive target)

“Operating Return on Average Invested Capital (excluding Excess Capital)”—means net earnings less realized gains/losses on investments as a percentage of invested capital. “Invested capital” is defined as debt plus equity less (1) unrealized gains/losses on investments and (2) capital in excess of that needed to maintain a 35% adjusted debt to total capital ratio (including operating leases) required to maintain the Company's current ratings.

Accident-Year Combined Ratio (33.3% weighting)

Target	Percentage Payout
94.5% or below	200%
95.5%	150%
96.5%	100%
97.5% or above	0%

Actual 2008 Accident-Year Combined Ratio = 96.0% (equating to 41.625% of the Executive Officer’s annual incentive target)

“Accident-Year Combined Ratio”—means the statutory combined ratio less favorable/unfavorable development on prior accident period loss and loss adjustment expense reserves plus GAAP agents’ balances and premium receivable charged off.

Growth in Gross Written Premiums (33.3% weighting)

Target	Percentage Payout
7.5% or above	200%
5.0%	150%
2.5%	100%
0.0% or below	0%

Actual 2008 Growth in Gross Written Premiums = -12.0% (equating to 0.0% of the Executive Officer’s annual incentive target)

Straight-line interpolation was used to determine the Executive Officers’ payouts for those performance results that fell between the designated performance targets.

On February 24, 2009, the incentive compensation for each of Messrs. Gober, Smith and Simon was determined by our Compensation Committee to be: $605,879; $231,336; and $308,447, respectively. Each Executive Officer’s payout under the Annual Executive Bonus Plan for 2008 was at 108.425% of such Executive Officer’s target amount.

In 2008, the remaining NEOs participated in annual cash incentive plans established by Mr. Gober. These plans provide incentives to employees for reaching certain performance goals consisting of a combination of Accident-Year Combined Ratio and growth in net written premiums. Performance goals for these executives are measured by corporate-wide performance as well as performance within a Regional President’s particular geographic region. In 2008, the annual incentive target for Messrs. Godwin and Pitrone was $175,000, with maximum payout potential of 200%. In 2008, the annual incentive components for Messrs. Godwin and Pitrone were as follows: 25% based on corporate-wide attainment of a combination of Accident-Year Combined Ratio and growth in net written premium goals and 75% based on attainment of a combination of Accident-Year Combined Ratio and growth in net written premium goals within the individual Regional President’s region. On February 24, 2009, the incentive compensation for Messrs. Godwin and Pitrone was determined to be $155,313 and $24,063, respectively, of which $116,485 and $18,047 is payable in the first quarter of 2009 with the remainder payable during the first quarter of 2010 and subject to upward or downward adjustment based on favorable or unfavorable development of the 2008 Accident-Year Combined Ratio during the 2009 calendar year. These annual incentive payouts were the result of corporate-wide performance at 55.0% of the incentive target and regional performance at 100.0% of the incentive target for Mr. Godwin and at 0% of the incentive target for Mr. Pitrone.

Beginning in 2009, each Regional President will participate in the Annual Executive Bonus Plan for 2009. As a result of this change, all of the NEOs will participate in, and will be the only participants in, the Annual Executive Bonus Plan for 2009.

•	Annual Profit Sharing Plan

In December 2008, as has been the practice in prior profitable years for the Company, Mr. Gober approved a discretionary annual profit sharing bonus equivalent to the greater of one-week’s pay or $900 for all full-time employees that had been employed with the Company since January 1, 2008. Mr. Gober excluded himself and Messrs. Smith and Simon from participating in this bonus payment. Messrs. Godwin and Pitrone received the annual profit sharing bonus.

•	Long-Term Incentive Plan

In 2005 the Compensation Committee adopted the 2005 Long-Term Incentive Compensation Plan (the “2005 LTIC”). Payouts under the 2005 LTIC were based upon attainment of pre-established combined ratio and growth in gross written premium objectives. The three-year 2005 LTIC performance period ended on December 31, 2007. Participants received 75% of their payout in the first quarter of 2008 with the remaining 25% to be paid in the first quarter of 2009, subject to increase or decrease based upon the subsequent favorable or unfavorable development of accident-years 2005 through 2007. During the first quarter of 2009, the Company recalculated the 2005 LTIC performance results based upon development of accident-years 2005 through 2007. As a result of this recalculation, the Compensation Committee determined that participants were entitled to receive an aggregate payout equal to 145% of target performance. Consequently, the Compensation Committee determined that, in addition to their remaining 25% payout, Mr. Gober was entitled to receive an additional $90,900 and each of Messrs. Smith, Simon, Godwin and Pitrone was entitled to receive an additional $62,820. Performance goals and actual outcomes for the 2005 LTIC were as follows:

Performance Measure	Target	Maximum	Actual (as determined in 2008)	Actual (as determined in 2009)
Base Case Combined Ratio with Write-Offs	94.0%	91.0%	92.6%	92.0%
Base Case in Gross Written Premium Growth	7.5%	15.0%	2.8%	2.8%

The payout for achieving maximum performance was 200% of target. Interpolation was used to determine payments for performance results that fell between the points on the 2005 LTIC matrix with potential payments ranging from 0% to 200% of target.

•	Performance Share Plan

As noted above, our Compensation Committee believes a meaningful portion of an NEO’s overall compensation should be equity-based. During its 2007 compensation review, PM&P recommended that our Compensation Committee institute a performance share plan to motivate the NEOs through a long-term incentive compensation plan, and to facilitate increased ownership of the Company’s stock by its NEOs. In 2008, our Board of Directors, upon the recommendation of our Compensation Committee, approved the 2008 Performance Share Plan. On May 20, 2008, the shareholders approved the 2008 Performance Share Plan, which our Board subsequently amended to reduce the number of shares available for issuance to 500,000 from 1,000,000.

Prior to the issuance of any Performance Share Units, Mr. Gober expressed to our Compensation Committee his belief that a company functions best when senior management embraces a team oriented approach to making business decisions, as is the practice at Infinity, and as such, the number of Performance Share Units awarded to each NEO should not vary considerably, if at all. However, our Compensation Committee ultimately concluded that the Chief Executive Officer’s award should be larger than the award to the other NEOs, but in keeping with

Mr. Gober’s wishes, decided to limit Mr. Gober’s award of Performance Share Units to approximately 110% of the size of the award of Performance Share Units to the other NEOs. On February 5, 2008, our Compensation Committee approved an award of 11,072 Performance Share Units to Mr. Gober and awards of 9,965 Performance Share Units to each of Messrs. Smith, Simon, Godwin and Pitrone for the 2008-2010 Performance Measurement Cycle. In determining the number of Performance Share Units to award, the Compensation Committee divided the closing price of the Company’s common stock on December 31, 2007 into $400,000 (per PM&P’s recommendation as to the value of the Performance Share grant) for Mr. Gober and $360,000 (per PM&P’s recommendation as to the value of the Performance Share grants) for each of Messrs. Smith, Simon, Godwin and Pitrone to arrive at the Performance Share Unit award for each NEO.

At the conclusion of each three-year Performance Measurement Cycle, which begins on January 1st of year 1 and ends on December 31st of year 3, each Performance Share Unit will convert to between 0 to 3 shares of common stock depending on the performance results. In determining the conversion ratio, actual performance will be measured against the pre-established 2008-2010 Performance Component Targets, which consist of i) a matrix with the performance results for the annual Growth in Net Written Premiums on one axis and the Statutory Combined Ratio, including Write Offs, Bad Faith Claims on the other axis, which is used to establish an initial payout ratio of between 0% to 200%, and ii) the Compound Annual Growth Rate in Urban Zone Net Written Premiums performance, which allows for the initial payout ratio to be increased by up to 1.5 times, thus resulting in a potential payout of between 0% to 300%. The Performance Component Targets for the 2008-2010 Performance Measurement Cycle are as follows:

Performance Measure	Threshold	Target	Maximum
Statutory Combined Ratio, including Write Offs, Bad Faith Claims	98.0%	96.0%	93.0%
Growth in Net Written Premiums	<-5.0%	5.0%	12.5%

The initial payout ratio is 0% at or below “Threshold” performance, 100% at “Target” performance, and 200% at “Maximum” performance, subject to enhancement as set forth below.

Compound Annual Growth Rate in Urban Zone Net Written Premiums	Multiplier
<7.5%	1.00
7.5%-15.0%	1.25
>15.0%	1.50

“Statutory Combined Ratio” – means the statutory combined ratio plus GAAP agents’ balances and premium receivables charged off.

“Growth in Net Written Premiums” – means the growth in premiums written on all policies the company has issued during the period, net of reinsurance.

“Compound Annual Growth Rate in Urban Zone Net Written Premiums” – means the compound annual growth rate of premiums written on all policies the company has issued in designated Urban Zones, net of reinsurance.

Interpolation will be used to determine payments for performance results that fall between the points on the 2008-2010 Performance Compensation Matrix.

•	Restricted Stock

During its 2007 compensation review, PM&P recommended that our Compensation Committee grant the NEOs restricted stock, subject to a four-year cliff vesting provision, as a means to create a retention incentive for the NEOs and to bring the Company’s long-term incentive compensation, which had been below the median of its peer companies, in line with its peer companies. Mr. Gober expressed to our Compensation Committee his belief that a company functions best when senior management embraces a team oriented approach to making business decisions, as is the practice at Infinity, and as such, the awards to each NEO should not vary considerably, if at all. Our Compensation Committee ultimately concluded that the Chief Executive Officer’s grant should be larger than the grant to the other NEOs, but in keeping with Mr. Gober’s wishes, decided to limit Mr. Gober’s equity grant to approximately 110% of the size of the equity grants to the other NEOs. On July 31, 2007, our Compensation Committee approved restricted stock grants to Messrs. Gober, Smith, Simon, Godwin and Pitrone with 15,510 shares granted to Mr. Gober and 14,181 shares granted to each of the other NEOs.

The Compensation Committee believes that the restricted stock grant made in 2007 continues to provide an adequate retention incentive for the NEOs; therefore, no restricted stock was granted to the NEOs during 2008.

•	Retirement and Deferred Compensation Plans

During 2008 the Company matched employee contributions to the 401(k) plan on a dollar-for-dollar basis on the first 3% of a participant’s contributions. NEOs are eligible to receive matching benefits. Historically, the Company has made discretionary contributions to the 401(k) plan based upon the Company’s financial performance for the year. Beginning for fiscal year 2008, the Company elected not to make a discretionary contribution to the 401(k) plan and does not intend to make discretionary contributions in future years. However, the Company retains the ability to begin making discretionary contributions at any time.

The Internal Revenue Code limits employer matching and discretionary contributions in 401(k) plans to the first $230,000 of an employee’s annual compensation. The Company maintains a Supplemental Executive Retirement Plan (“SERP”) in which employees, including the NEOs that earn in excess of $230,000, may participate and into which the Company provides discretionary contributions in excess of the statutory limit. The Company also maintains a deferred compensation plan (the “DCP”) in which any eligible participant, including the NEOs, may elect to defer between 5% to 80% of his or her base salary during any calendar year period and/or between 10% to 80% of any incentive payment other than a long-term incentive compensation payment. The Company does not have a defined benefit retirement plan for its employees, including its NEOs.

Beginning on January 1, 2009, the Company matches employee contributions to the 401(k) plan in an amount equal to 100% of the first 4% of a participant’s contribution and 50% of the next 2% of a participant’s contribution. NEOs are eligible to receive this benefit. As a result of the changes to the Company’s 401(k) plan the Company anticipates amending the SERP or adopting a replacement SERP to permit the Company to make matching contributions into the SERP on participants’ 401(k) contributions that exceed the statutory annual compensation limit of $230,000 for qualified defined contribution plans. Additionally, the Company intends to make a SERP contribution equal to 2% of each NEO’s 2008 compensation in excess of the statutory limit on annual compensation of $230,000 for qualified defined contribution plans subsequent to the amendment of the current SERP or the adoption of a replacement SERP.

•	Perquisites

It is the Company’s philosophy to limit the type and amount of perquisites that it provides its executives, including its NEOs. As disclosed in the Summary Compensation Tables, Mr. Gober received a personal automobile allowance, and Messrs. Gober, Smith and Godwin received automobile and homeowners insurance premiums. Prior to the Company’s initial public offering in 2003, Messrs. Gober, Smith and Godwin had received these perquisites. So as not to reduce the level of benefits provided to these executives, the Company has continued to provide these perquisites to these executives.

Employment Contracts / Change-in-Control Arrangements

The Company has employment agreements with Messrs. Simon, Smith, Pitrone, and Godwin that expire on July 31, 2010, while Mr. Gober’s agreement expires on December 31, 2009. The independent members of the Board of Directors approved these employment agreements on July 31, 2007. The employment agreements contain a “double trigger” for payment of severance benefits upon a change-in-control (meaning that an executive is entitled to severance benefits only upon the occurrence of both a change-in-control and termination of employment, as defined in the agreements). Our Board of Directors believes that such an arrangement is beneficial to the Company, as some employment agreements provide for severance benefits solely upon a change-in-control. Messrs. Simon, Smith, Pitrone, and Godwin’s agreements also give the Company the option to extend the term of each agreement for a period of one year from its expiration. The agreements provide for a base salary of at least $558,800 for Mr. Gober, $406,400 for Mr. Simon, $304,800 for Mr. Smith, $237,806 for Mr. Godwin and $220,000 for Mr. Pitrone, and an annual incentive opportunity for each NEO. Pursuant to the employment agreements, the annual incentive target must be equal to at least 100% of Mr. Gober’s annual salary, 60% of Messrs. Smith and Simon’s annual salary, and 50% of Messrs. Pitrone, and Godwin’s annual salary.

Each NEO’s employment agreement provides for certain severance benefits in the event that the NEO’s employment with the Company is terminated. If Messrs. Gober, Simon, Smith, Godwin or Pitrone’s employment is terminated by the Company other than for cause, or is terminated by the executive for “good reason,” which includes, among other things, the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company (including by reason of the Company becoming a subsidiary, or under the control, of a company not an affiliate of Infinity), the agreements provide that the executive will receive payment of:

(i)	two times the NEO’s most recent salary in a lump sum payment;

(ii)	two times the NEO’s target annual incentive in a lump sum payment;

(iii)	100% vesting of any stock options and an allowance that such options may be exercised within 3 years of the NEO’s termination date;

(iv)	the NEO’s target annual incentive, pro rated based upon the actual number of days elapsed in the year in which the NEO’s termination takes place in a lump sum payment;

(v)	100% vesting of restricted shares;

(vi)	immediate conversion to cash of all performance units issued under the 2005 LTIC;

(vii)	payment of the NEO’s life insurance for 24 months after termination;

(viii)	payment of the NEO’s medical and dental benefits for a period of 18 months after termination; and

(ix)	(for Mr. Gober only) accelerated, pro rata vesting of restricted stock upon qualified retirement.

In the event of an NEO’s death or disability, the NEO (or the NEO’s estate) will receive a lump sum payment equal to the NEO’s target annual incentive, pro rated based upon the actual number of days elapsed in the year in which the NEO’s termination takes place. Regardless of the manner in which an NEO’s employment is terminated, an NEO is entitled to receive amounts earned but unpaid during the NEO’s term of employment. These amounts include accrued but unpaid salary, payment of accrued but unused vacation time, and reimbursement of any incurred business expense prior to the date of termination. Additionally, an NEO will be entitled to receive all amounts accrued and vested under our 401(k) Plan, the DCP, and the SERP, in which the NEO participates. All payments set forth in the employment agreement shall be paid in a manner that complies with Section 409A of the Internal Revenue Code.

Pursuant to the terms of each NEO’s employment agreement, each NEO agrees to the following restrictions during the term of the NEO’s employment and for a period of 12 months (24 months in the case of Mr. Gober) following the NEO’s termination of employment:

(i)	Non-Competition. The NEO agrees not to compete against the Company;

(ii)	Non-Diversion. The NEO agrees not to divert customers or take advantage of business opportunities of which the NEO becomes aware during his employment with the Company;

(iii)	Non-Recruitment. The NEO agrees not to solicit, induce or influence or attempt to solicit, induce or influence any employee of the Company to leave his or her employment;

(iv)	Non-Disclosure. The NEO agrees not to disclose Confidential Information of the Company;

(v)

Litigation Cooperation. The NEO agrees to reasonably cooperate with the Company, at the Company’s expense, by making himself available to testify on behalf of the Company in any action, suit or proceeding and to provide information to the Company or its counsel in regards to such action, suit or proceeding; and

(vi)

Non-Disparagement. Both the Company and the NEO agree not to make disparaging statements about each other; however, neither party is precluded from making truthful statements or disclosures as required by law, regulation or the legal process.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is responsible for establishing the compensation for Infinity’s Executive Officers and for administering Infinity’s equity-based compensation plans. Our Compensation Committee met three times during 2008. Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K as well as the accompanying tables, and based on this review and discussion has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Respectfully submitted,

Compensation Committee

Harold E. Layman (Chairman)

Jorge G. Castro

William Stancil Starnes

Gregory C. Thomas

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (e) [1] [2]	Option Awards ($) (f) [3]	Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j) [4]
James R. Gober	2008	$558,800	$0		$205,229	$79,416	$696,779	[5] [6]	$22,618	[7]	$43,170	[8] [9] [10] [11]	$1,606,013
Chief Executive	2007	$558,800	$0		$71,152	$189,652	$1,428,881	[6] [12] [13]	$0		$54,909	[8] [9] [10] [11]	$2,303,394
Officer and President	2006	$558,800	$0		$13,889	$189,648	$831,187	[6] [13]	$2,199	[7]	$45,127	[8] [9] [10]	$1,640,850

Roger Smith	2008	$304,800	$0		$187,144	$57,520	$294,156	[5] [6]	$4,611	[7]	$33,140	[8] [9] [10] [11]	$881,370
Executive Vice	2007	$304,800	$5,862	[14]	$65,055	$79,567	$642,130	[6] [12]	$141	[7]	$33,163	[8] [9] [10] [11]	$1,130,717
President and Chief Financial Officer	2006	$304,800	$5,862	[14]	$3,472	$79,560	$213,188	[6]	$511	[7]	$26,557	[8] [9] [10]	$633,950

Samuel J. Simon	2008	$406,400	$0		$187,144	$59,124	$371,267	[5] [6]	$3,106	[7]	$28,140	[9] [10] [11]	$1,055,181
Executive Vice	2007	$406,400	$7,815	[14]	$65,055	$98,809	$708,430	[6] [12]	$223	[7]	$29,132	[9] [10] [11]	$1,315,864
President, General Counsel and Secretary	2006	$406,400	$7,815	[14]	$4,861	$98,808	$284,250	[6]	$359	[7]	$25,037	[9] [10]	$827,530

Glen N. Godwin,	2008	$237,806	$4,573	[14]	$187,144	$15,261	$217,008	[5] [15] [16]	$5,890	[7]	$27,073	[8] [9] [10] [11]	$694,754
Regional President	2007	$232,881	$4,573	[14]	$65,055	$30,466	$739,118	[12] [13] [17] [18]	$0		$33,806	[8] [9] [10] [11]	$1,105,899
	2006	$218,292	$4,327	[14]	$0	$30,468	$233,150	[13] [19]	$215	[7]	$33,358	[8] [9] [10]	$519,810

Scott C. Pitrone,	2008	$220,000	$4,231	[14]	$187,144	$15,064	$85,758	[5] [15] [16]	$0		$21,140	[9] [10] [11]	$533,337
Regional President	2007	$220,000	$4,231	[14]	$65,055	$28,097	$508,493	[12] [13] [17] [18]	$0		$16,780	[9] [10] [11]	$842,656

[1]

Includes dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, in accordance with SFAS 123(R) for awards under the Company’s Restricted Stock Plan and thus may include awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, included in the Company’s 2008, 2007 and 2006 Annual Reports on Form 10-K.

[2]

Includes dollar amounts recognized for financial statement reporting purposes in the amount of $34,464 for Mr. Gober and $31,011 for Messrs. Smith, Simon, Godwin and Pitrone for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R) for awards under the Company’s Performance Share Plan. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s 2008 Annual Report on Form 10-K.

[3]

Includes dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, in accordance with SFAS 123(R) for awards under the Company’s 2002 Stock Option Plan and thus may include awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, included in the Company’s 2008, 2007 and 2006 Annual Reports on Form 10-K.

[4]	Rows may not cross-foot due to rounding.
[5]

Includes an upward adjustment of $90,900 for Mr. Gober and $62,820 for Messrs. Smith, Simon, Godwin and Pitrone in the amounts payable during the first quarter of 2009 under the 2005 Long-Term Incentive Compensation Plan (the “2005 LTIC”) due to favorable development on the combined ratio for accident years 2005 through 2007.

[6]

Includes payments of $605,879; $231,336 and $308,447 to Messrs. Gober, Smith and Simon, respectively, payable in the first quarter of 2009 under the Annual Executive Bonus Plan for 2008; payments of $607,750; $198,900 and $265,200 to Messrs. Gober, Smith and Simon, respectively, payable in the first quarter of 2008 under the Annual Executive Bonus Plan for 2007; and payments of $651,406; $213,188 and $284,250 to Messrs. Gober, Smith and Simon, respectively, payable in the first quarter of 2007 under the Annual Executive Bonus Plan for 2006.

[7]	Attributable to above market rate of interest on deferred compensation.
[8]

Includes i) automobile allowances of $7,042; $5,856 and $3,110 for Mr. Gober in 2008, 2007 and 2006, respectively, and of $4,029 and $6,926 for Mr. Godwin in 2007 and 2006, respectively, and ii) automobile and homeowners’ insurance premiums of $4,404; $9,000 and $5,933 for Messrs. Gober, Smith and Godwin, respectively, in 2008, of $4,320; $9,000 and $9,000 for Messrs. Gober, Smith and Godwin, respectively, in 2007, and of $4,187; $5,886 and $8,358 for Messrs. Gober, Smith and Godwin, respectively, in 2006.

[9]

Includes supplemental executive retirement contributions of approximately $18,000; $11,000; $15,000; $8,000 and $8,000 for Messrs. Gober, Smith, Simon, Godwin and Pitrone, respectively, for 2008, of $29,566; $9,235; $14,204; $5,849 and $1,852 (erroneously reported as $24,630; $7,471; $11,837; $4,874 and $1,543 in the 2007 proxy statement) for Messrs. Gober, Smith, Simon, Godwin and Pitrone, respectively, for 2007, and of $24,630; $7,471; $11,837; and $4,874 (erroneously reported as $31,878; $8,642; $13,722; and $3,647 in the 2007 proxy statement) for Messrs. Gober, Smith, Simon and Godwin, respectively, for 2006.

[10]

Includes $6,900 and $12,375 (erroneously reported as $12,325 in the 2007 proxy statement) for 2008 and 2007, respectively, for Messrs. Gober, Smith, Simon, Godwin and Pitrone and $13,200 for 2006 for Messrs. Gober, Smith, Simon and Godwin in matching and discretionary 401(k) contributions.

[11]

Includes $6,824 and $2,792 in accrued but unpaid dividends in 2008 and 2007, respectively, on restricted stock for Mr. Gober and $6,240 and $2,553 in accrued but unpaid dividends in 2008 and 2007, respectively, on restricted stock for Messrs. Smith, Simon, Godwin and Pitrone.

[12]

Includes $641,350 for Mr. Gober and $443,230 for Messrs. Smith, Simon, Godwin and Pitrone from the 2005 LTIC; 75% of which is payable in 2008 and 25% of which is payable in 2009 and is subject to adjustment based upon favorable or unfavorable changes to 2005 through 2007 accident year results.

[13]	Includes $179,781 for Mr. Gober and $26,150 for Messrs. Godwin and Pitrone from a long-term incentive compensation plan established prior to Infinity becoming a publicly traded company.
[14]	Represents discretionary profit sharing bonus made by the Company, as described in the Compensation Discussion and Analysis section.
[15]

Includes ($1,125) of reduced incentive compensation related to the executive’s 2007 incentive compensation, attributable to unfavorable development of the 2007 accident year during the 2008 calendar year, which reduced the remaining amount payable for 2007 performance to the executive during the first quarter of 2009.

[16]

Includes $155,313 and $24,063 of incentive compensation for Messrs. Godwin and Pitrone, respectively, for 2008 performance, of which $116,485 and $18,047, respectively, is payable in the first quarter of 2009 and the remainder of which is payable during the first quarter of 2010 and which is subject to upward or downward adjustment based upon the favorable or unfavorable development of the combined ratio for accident year 2008 during the 2009 calendar year.

[17]

Includes $4,800 of additional incentive compensation related to the executive’s 2006 incentive compensation, attributable to favorable development of the 2006 accident year during the 2007 calendar year, and payable during the first quarter of 2008.

[18]

Includes $264,938 and $34,313 of incentive compensation for Messrs. Godwin and Pitrone, respectively, for 2007 performance, of which $198,704 and $25,735, respectively, is payable in the first quarter of 2008 and the remainder of which is payable during the first quarter of 2009 and which is subject to upward or downward adjustment based upon the favorable or unfavorable development of the combined ratio for accident year 2007 during the 2008 calendar year.

[19]

Includes $207,000 of incentive compensation for 2006 performance, of which $103,500 is payable in the first quarter of 2007 and the remainder of which is payable during the first quarter of 2008 and which is subject to upward or downward adjustment based upon the favorable or unfavorable development of the combined ratio for accident year 2006 during the 2007 calendar year.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James R. Gober	02/05/2008	(1)	$0	$558,800	$1,117,600	—	—	—	—
	02/05/2008	(2)	—	—	—	0	11,072	33,216	$432,804
Roger Smith	02/05/2008	(1)	$0	$213,360	$426,720	—	—	—	—
	02/05/2008	(2)	—	—	—	0	9,965	29,895	$389,532
Samuel J. Simon	02/05/2008	(1)	$0	$284,480	$568,960	—	—	—
	02/05/2008	(2)	—	—	—	0	9,965	29,895	$389,532
Glen N. Godwin	02/05/2008		$0	$175,000	$350,000	—	—	—
	02/05/2008	(2)	—	—	—	0	9,965	29,895	$389,532
Scott C. Pitrone	02/05/2008		$0	$175,000	$350,000	—	—	—
	02/05/2008	(2)	—	—	—	0	9,965	29,895	$389,532

(1)

Our Compensation Committee approved the Annual Executive Bonus Plan for 2008 performance on February 5, 2008. The shareholders approved the Annual Executive Bonus Plan at the Annual Meeting of Shareholders on May 23, 2006.

(2)

Our Compensation Committee approved the 2008 Performance Share Plan and established the Performance Component Targets for the 2008-2010 Performance Measurement Cycle (as such terms are defined in the 2008 Performance Share Plan) on February 5, 2008. The shareholders approved the 2008 Performance Share Plan at the Annual Meeting of Shareholders on May 20, 2008.

In keeping with his egalitarian-based approach towards executive compensation, Mr. Gober advised our Compensation Committee that he would like to have each NEO receive an identical or nearly identical award of Performance Share Units. Our Compensation Committee elected to award Mr. Gober a slightly larger grant, approximately eleven percent (11%) larger, at its February 5, 2008 meeting. For further information regarding the Annual Executive Bonus Plan for 2008 and the Performance Share Plan and Performance Measurement Cycle for 2008-2010, please refer to the Compensation Discussion and Analysis section of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James R. Gober	20,000	5,000	(1)	—	$33.58	(2)	02/13/2014	15,510	(4)	$724,782	11,072	(5)	$0
	101,500	—		—	$16.00	(3)	02/18/2013
Roger Smith	16,000	4,000	(1)	—	$33.58	(2)	02/13/2014	14,181	(4)	$662,678	9,965	(5)	$0
	8,120	—		—	$16.00	(3)	02/18/2013
Samuel J. Simon	16,000	4,000	(1)	—	$33.58	(2)	02/13/2014	14,181	(4)	$662,678	9,965	(5)	$0
	36,540	—		—	$16.00	(3)	02/18/2013
Glen N. Godwin	4,000	1,000	(1)	—	$33.58	(2)	02/13/2014	14,181	(4)	$662,678	9,965	(5)	$0
	8,400	—		—	$16.00	(3)	02/18/2013
Scott C. Pitrone	4,000	1,000	(1)	—	$33.58	(2)	02/13/2014	14,181	(4)	$662,678	9,965	(5)	$0
	7,200	—		—	$16.00	(3)	02/18/2013

(1)	The unvested options vested on February 13, 2009.
(2)

The closing price of the Company’s stock on February 13, 2004, the date of grant, was $32.12. $33.58 reflects the closing price of the Company’s stock on February 12, 2004, the day before the date of grant.

(3)

The closing price of the Company’s stock on February 18, 2003, the date of grant, was $16.02. As set forth in the Company’s Form S-1/A filed on February 12, 2003, the Company’s former parent, American Financial Group, agreed, prior to the Company’s initial public offering of common stock, to grant these options at the price of its initial public offering of common stock, $16.00, upon the consummation of the common stock offering.

(4)	Represents restricted stock vesting on July 31, 2011.
(5)

Represents Performance Share Units awarded for the 2008-2010 Performance Measurement Cycle (as such terms are defined in the 2008 Performance Share Plan). Each Performance Share Unit will convert into 0 to 3 shares of common stock based upon actual performance vis-à-vis the pre-established Performance Component Targets (as defined in the 2008 Performance Share Plan) for the 2008-2010 Performance Measurement Cycle.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive contributions in last FY ($) (b)	Registrant contributions in last FY ($) (c)		Aggregate earnings in last FY ($) (d)		Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($) (f)
James R. Gober	$527,395	$29,566	(1)	$28,463	(2)	$0	$1,819,973	(3)(4)
Roger Smith	$100,095	$9,235	(1)	$21,320	(2)	$0	$380,185	(3)(4)
Samuel J. Simon	$30,480	$14,204	(1)	($4,260	)(2)	$0	$272,682	(3)(4)
Glen N. Godwin	$272,405	$5,849	(1)	$23,355	(2)	$0	$506,857	(3)(4)
Scott A. Pitrone	$0	$1,852	(1)	$172		$0	$7,911	(4)

(1)	Amount is included in Column (i), “All Other Compensation,” for 2007 in the above Summary Compensation Table.
(2)

Includes $22,618; $4,611; $3,106 and $5,890 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table for Messrs. Gober, Smith, Simon and Godwin, respectively, for fiscal year 2008.

(3)

Includes above-market interest previously reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table in the amount of $141 and $223 for Messrs. Smith and Simon, respectively, for fiscal year 2007, and in the amount of $2,199; $511; $359 and $215; for Messrs. Gober, Smith, Simon and Godwin, respectively, for fiscal year 2006.

(4)

Includes Supplemental Executive Retirement Plan contributions previously reported in Column (i), “All Other Compensation,” in the above Summary Compensation Table in the amount of $29,566; $9,235; $14,204; $5,849 and $1,852 for Messrs. Gober, Smith, Simon, Godwin and Pitrone, respectively, for fiscal year 2007, and in the amount of $24,630; $7,471; $11,837 and $4,874 for Messrs. Gober, Smith, Simon and Godwin, respectively, for fiscal year 2006.

The above table contains data relating to two separate plans. One of these plans is the Deferred Compensation Plan (the “DCP”), effective as of February 19, 2003, as amended and restated effective January 1, 2005. Certain members of management, including Messrs. Gober, Smith, Simon, Godwin and Pitrone, are eligible to participate in the DCP. For fiscal year 2008, the interest rate paid on balances in the DCP was 7.0%. A participant in the DCP may elect to defer between 5% to 80% of his or her base salary during any calendar year period and/or between 10% to 80% of any incentive payment other than a long-term incentive compensation payment. Additionally, participants are not permitted to make a deferral election that would reduce a participant’s paid compensation below the amount necessary to satisfy applicable employment taxes (e.g. FICA/Medicare) on amounts deferred, benefit plan withholding requirements or income tax withholding for compensation that cannot be deferred. Upon making a deferral election, the participant must decide to either defer such compensation until the participant’s termination of employment with the Company or defer such compensation until the first day of a year selected by the participant (a “Fixed Date”). However, in the event that a participant is still an employee on the Fixed Date, then such distribution will not begin until after the participant’s termination of his or her employment with the Company. Distributions begin on January 15th or July 15th of a calendar year following the expiration of the participant’s employment or the Fixed Date. Pursuant to Section 409A of the Internal Revenue Code, the Company will generally need to wait a minimum of 6 months following termination of employment before making a distribution to a participant. Participants may choose to receive such distributions in a lump sum payment or in annual installments, not to exceed ten years. On or about November 15th of each year, the Company establishes the interest rate to be paid on deferred compensation balances for the upcoming year.

The other plan is the Supplemental Executive Retirement Plan (the “SERP”), effective as of May 1, 2003, as amended and restated effective January 1, 2005. The SERP is a nonqualified deferred compensation plan that is intended to enable eligible employees to receive employer retirement contributions that are precluded by the provisions of the Company’s 401(k) retirement plan or by limitations on compensation which may be considered in making contributions to the Company’s 401(k) retirement plan. Each participant in the SERP directs his or her contributions into one or more of the investment options contained in the Company’s 401(k) retirement plan. Participant returns are dependent upon the performance of the investment options chosen by the participant. No participant may receive a distribution from the SERP prior to the participant’s death or the participant’s resignation, discharge or retirement from the Company. Upon the participant’s death or the participant’s resignation, discharge or retirement from the Company, the participant shall be entitled to a distribution of his or her SERP account balance in a lump sum or in ten or fewer equal annual installments that begin on the following January 15th or July 15th. As a result of the changes to the Company’s 401(k) plan, which are discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Company anticipates amending the SERP or adopting a replacement SERP to permit the Company to make matching contributions into the SERP on participants’ 401(k) contributions that exceed the statutory annual compensation limited of $230,000 for qualified defined contribution plans.

Employment Contracts / Change-in-Control Arrangements

The following table shows the compensation costs that would result from a termination of an NEO’s employment due to (i) Termination by the Company without Cause or by the NEO for “good reason,” as described in the Compensation Discussion and Analysis section, (ii) Voluntary Termination by the NEO without “good reason” or by the Company with Cause, and (iii) Death or Disability. Except as otherwise indicated in the footnotes below, the calculations used to prepare this table assume that the terminating event occurred on the last day of the Company’s most recently completed fiscal year and that the price per share of common stock is the closing market price as of the date on which the Company’s stock was last actively traded in the most recently completed fiscal year. An NEO is entitled to receive amounts earned during his term of employment regardless of the manner in which the NEO's employment is terminated. These amounts include accrued but unpaid salary, payment of accrued but unused vacation time, and reimbursement of any incurred business expense prior to the date of termination. Except for unused vacation time, these amounts are not shown in the tables. Additionally, an NEO will be entitled to receive all amounts accrued and vested under our 401(k) Plan, the DCP, and the SERP, in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments. Lastly, payments due to the NEOs under the 2005 Long-Term Incentive Compensation Plan, which were made in the first quarter of 2009, are not included in the tables, because the NEOs’ right to receive these payments vested on December 31, 2007 and thus are not termination payments. In order to receive the enhanced payments due to Termination by the Company without Cause or by the NEO for “good reason,” the NEO must enter into a binding general waiver and release of claims with the Company. For additional information on the employment contracts of the NEOs, please refer to the Compensation Discussion and Analysis section.

Name (a)	Benefit (b)	Termination by the Company without Cause or by the Officer for “Good Reason” ($) (c)		Voluntary Termination by Officer without “Good Reason” or Termination by the Company with Cause ($) (d)	Death or Disability ($) (e)
James R. Gober	Salary	$1,117,600		$ 0	$0
	Annual Performance Incentive	$1,676,400		$ 0	$558,800
	Accelerated Performance Share Vesting	$0		$ 0	$0
	Accelerated Stock-Option Vesting	$65,750		$ 0 ($65,750 upon retirement)(1)	$65,750	(2)
	Accelerated Restricted Stock Vesting	$734,398	(3)	$ 0	$0
	Unused Vacation Time	$62,353		$ 62,353	$62,353
	Life Insurance	$70,540		$ 0	$0
	Medical Insurance	$9,601		$ 0	$0
	Dental Insurance	$254		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$0		$ 0	$0

Name (a)	Benefit (b)	Termination by the Company without Cause or by the Officer for “Good Reason” ($) (c)		Voluntary Termination by Officer without “Good Reason” or Termination by the Company with Cause ($) (d)	Death or Disability ($) (e)

Roger Smith	Salary	$609,600		$ 0	$0
	Annual Performance Incentive	$640,080		$ 0	$213,360
	Accelerated Performance Share Vesting	$0		$ 0	$0
	Accelerated Stock-Option Vesting	$52,600		$ 0	$52,600	(2)
	Accelerated Restricted Stock Vesting	$671,471	(4)	$ 0	$0
	Unused Vacation Time	$11,726		$ 11,726	$11,726
	Life Insurance	$27,809		$ 0	$0
	Medical Insurance	$15,274		$ 0	$0
	Dental Insurance	$410		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$0		$ 0	$0

Samuel J. Simon	Salary	$812,800		$ 0	$0
	Annual Performance Incentive	$853,440		$ 0	$284,480
	Accelerated Performance Share Vesting	$0		$ 0	$0
	Accelerated Stock-Option Vesting	$52,600		$ 0	$52,600	(2)
	Accelerated Restricted Stock Vesting	$671,471	(4)	$ 0	$0
	Unused Vacation Time	$18,027		$18,027	$18,027
	Life Insurance	$44,687		$ 0	$0
	Medical Insurance	$15,274		$ 0	$0
	Dental Insurance	$410		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$0		$ 0	$0

Glen N. Godwin	Salary	$475,613		$ 0	$0
	Annual Performance Incentive	$525,000		$ 0	$175,000
	Accelerated Performance Share Vesting	$0		$ 0	$0
	Accelerated Stock-Option Vesting	$13,150		$ 0	$13,150	(2)
	Accelerated Restricted Stock Vesting	$671,471	(4)	$ 0	$0
	Unused Vacation Time	$12,556		$ 12,556	$12,556
	Life Insurance	$24,963		$ 0	$0
	Medical Insurance	$15,274		$ 0	$0
	Dental Insurance	$410		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$0		$ 0	$0

Name (a)	Benefit (b)	Termination by the Company without Cause or by the Officer for “Good Reason” ($) (c)		Voluntary Termination by Officer without “Good Reason” or Termination by the Company with Cause ($) (d)	Death or Disability ($) (e)
Scott C. Pitrone	Salary	$440,000		$ 0	$0
	Annual Performance Incentive	$525,000		$ 0	$175,000
	Accelerated Performance Share Vesting	$0		$ 0	$0
	Accelerated Stock-Option Vesting	$13,150		$ 0	$13,150	(2)
	Accelerated Restricted Stock Vesting	$671,471	(4)	$ 0	$0
	Unused Vacation Time	$19,472		$19,472	$19,472
	Life Insurance	$18,404		$ 0	$0
	Medical Insurance	$9,601		$ 0	$0
	Dental Insurance	$254		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$0		$ 0	$0

(1)

Pursuant to the terms of the 2002 Stock Option Plan, but not the terms of his employment contract, Mr. Gober would have a benefit of $65,750 through the accelerated vesting of stock options upon his “Retirement,” as defined in the 2002 Stock Option Plan, since Mr. Gober had reached fifty-five (55) years of age with ten (10) years of service by December 31, 2008.

(2)	Pursuant to the terms of the 2002 Stock Option Plan, not the officer’s employment contract.
(3)

Includes $9,616 in accrued but unpaid dividends on restricted stock, with $6,824 and $2,792 reported in Column (i), “All Other Compensation,” in the above Summary Compensation Table for years 2008 and 2007, respectively.

(4)

Includes $8,792 in accrued but unpaid dividends on restricted stock, with $6,240 and $2,553 reported in Column (i), “All Other Compensation,” in the above Summary Compensation Table for years 2008 and 2007, respectively.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, consideration is given to the limited pool of individuals with the necessary skills to serve as a director of a publicly-traded company and the significant time commitment required of each director, particularly with respect to the enhanced time commitments of those individuals that serve on one or more Board committees, as Chairman of a Board committee and/or as Lead Director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	All Other Compensation ($) (g)		Total ($) (h)
Jorge G. Castro	$49,500	$50,000	$275	(2)	$99,775
Gregory G. Joseph(3)	$37,000	$0	$0		$37,000
Harold E. Layman	$50,000	$50,000	$275	(2)	$100,275
Drayton Nabers, Jr.	$50,500	$50,000	$275	(2)	$100,775
William Stancil Starnes(4)	$24,380	$50,000	$275	(2)	$74,655
Gregory C. Thomas	$64,500	$50,000	$275	(2)	$114,775
Samuel J. Weinhoff	$45,000	$50,000	$275	(2)	$95,275

(1)

Includes dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R) for awards under the Company’s Non-Employee Directors’ Stock Ownership Plan. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s 2008 Annual Report on Form 10-K.

(2)	Includes dividends paid on restricted stock during the restriction period.
(3)	Mr. Joseph declined to stand for re-election at the 2008 Annual Meeting of Shareholders, and therefore his service on the Board of Directors terminated as of May 20, 2008.
(4)	Mr. Starnes was elected to the Board of Directors on May 20, 2008.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2008, each Non-Employee Director received an annual cash retainer of $30,000. The Chairmen of both the Compensation and the Nominating and Corporate Governance Committees each received an additional annual cash retainer of $5,000. The Chairman of the Audit Committee and the Lead Director each received an additional annual cash retainer of $15,000. Finally, each Non-Employee Director received a cash payment of $1,500 for each Board or committee meeting attended, whether in person or telephonically. Board members who are employees of the Company are not entitled to cash compensation for their service on the Board or for attending Board or committee meetings.

Equity Compensation Paid to Board Members

The equity portion of a Non-Employee Director’s annual retainer was increased to $50,000 in 2007. The Company has established the Non-Employee Directors’ Stock Ownership Plan (the “Directors’ Stock Plan”) for the purpose of better aligning the interests of its Non-Employee Directors with the interests of its shareholders by providing a portion of the Non-Employee Directors’ annual compensation in the form of restricted stock. Pursuant to the Directors’ Stock Plan, each Non-Employee Director is entitled to receive a grant of restricted stock on or about June 1st of each year, which vests 6 months after the date of grant. The Directors’ Stock Plan is designed to award Non-Employee Directors with approximately $50,000 in restricted stock grants each year. The specific formula for determining the number of shares granted to each director is as follows: $50,000 divided by the average trading price (defined as the midpoint between the intraday high and low) of the Company’s stock over the five preceding days on which the Company’s stock is traded. Any fractional result is rounded up to the nearest whole number.

In order to further align the Non-Employee Directors’ interests with the interest of the Company’s shareholders, the Directors’ Stock Plan contains guidelines specifying that each director, within three years of receiving his or her first restricted stock award, should beneficially own Company stock in an amount equal to at least $90,000 or three times the then-current cash portion of the annual Board retainer, whichever is less (the “Share Ownership Target”). The Directors’ Stock Plan provides that no Non-Employee Director shall dispose of shares received as part of an annual restricted stock grant until that director reaches the Share Ownership Target. As of December 31, 2008, each director beneficially owned Company stock in excess of the Share Ownership Target.

Infinity encourages its Non-Employee Directors to attend director education seminars that are designed to develop skills and strategies for effective service on the Board. As such, it is Infinity’s policy to reimburse its Non-Employee Directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director’s Compensation Table.

AUDIT COMMITTEE

General

The Audit Committee is composed of Gregory C. Thomas (Chairman), Jorge G. Castro and Samuel J. Weinhoff and met four times during 2008. Each of the Audit Committee members meets the financial literacy requirements under Nasdaq Global Select Market rules. Gregory C. Thomas, a licensed (non-practicing) certified public accountant and former Chief Financial Officer of a public company, has been designated as the Audit Committee financial expert. All members of the Audit Committee are independent as that term is used in the rules of the Nasdaq Global Select Market and under Rule 10A-3 of the Securities Exchange Act of 1934.

The Board of Directors has established an Audit Committee Charter for the Audit Committee, which is available on our website at www.ipacc.com and is reviewed annually by the Audit Committee.

The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our outside auditors. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our outside auditor. The Audit Committee also evaluates information received from the outside auditor and management to determine whether the outside auditor is independent of management. The outside accounting firm reports directly to the Audit Committee. Ernst & Young was the outside, independent auditor retained by the Audit Committee for the 2008 fiscal year. Representatives from Ernst & Young will attend the 2009 Annual Meeting of Shareholders and will have an opportunity to make a statement and be available to respond to appropriate questions.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Infinity concerning accounting, internal accounting controls or auditing matters, and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

Fees Paid to Independent Auditor

The Audit Committee approved all of the fees provided below. Aggregate fees billed by Ernst & Young for the fiscal years ending December 31, 2008 and December 31, 2007 were:

	2008	2007
Audit Fees	$1,159,400	$1,201,866
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

	$1,159,400	$1,201,866

Approval of Audit and Non-Audit Services

The Audit Committee, or its Chairman, pre-approves all audit and non-audit services (including the fees and terms of the services) performed by our independent accountants prior to the time that those services are commenced. The Chairman reports to the full Audit Committee at each of its meetings, and the Audit Committee considers and ratifies, where appropriate, those items that the Chairman properly authorized between meetings. For these purposes, the Audit Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service. No non-audit services were performed by our independent auditors during 2007 or 2008.

The Audit Committee has submitted the following report to shareholders:

REPORT OF THE AUDIT COMMITTEE

On February 26, 2008, the Audit Committee retained Ernst & Young as Infinity’s independent public accountants for fiscal year 2008. On July 22, 2008, the Audit Committee met with representatives of Ernst & Young and Infinity management and reviewed with them the proposed 2008 Audit Plan.

At its meeting on February 24, 2009, the Audit Committee reviewed and discussed with Ernst & Young (with and without management present) and Infinity’s accounting and internal audit officers the results of the 2008 audit, including the audited financial statements and management’s assessment of the effectiveness of the company’s internal controls. The Audit Committee had been kept apprised of the progress of management’s assessment and provided oversight and advice to management during the process. At the conclusion of the process, management presented to the Audit Committee its favorable report on the effectiveness of the company’s internal controls over financial reporting. The Audit Committee then discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Ernst & Young representatives distributed to and discussed and reviewed with the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the public accountant’s communications with the Audit Committee concerning independence and presented their Report on Auditor Independence to the Audit Committee.

During the course of the February 24, 2009 meeting, the Audit Committee also reviewed a draft of the Form 10-K, which had been provided to the Audit Committee in advance of the meeting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that Infinity’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. As part of its deliberations, the Audit Committee determined that Ernst & Young was independent of Infinity.

Respectfully submitted,

Audit Committee

Gregory C. Thomas (Chairman)

Jorge G. Castro

Samuel J. Weinhoff

INVESTMENT COMMITTEE

Upon the recommendation of management and the Nominating and Corporate Governance Committee, the Board unanimously authorized the formation of an Investment Committee at its February 3, 2009 meeting. As of the date of this Proxy Statement, the Board has not yet adopted a charter nor appointed members to this Committee. Following the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee intends to recommend for Board approval the membership composition of this Committee and the adoption of a formal charter, which we intend to post on our website.

While a charter has not yet been established for this Committee, it is contemplated that the duties of this Committee shall consist primarily of providing additional oversight and risk management for the Company’s investment portfolio. Currently, the Audit Committee establishes the guidelines governing permissible investments (including the appropriate weighting and average duration to maturity of securities) within the Company’s investment portfolio, authorizes any deviation from the guidelines, establishes benchmarks for the performance of the investment portfolio managers, reviews the performance of the investment portfolio managers, and reviews the accounting treatment of securities in the investment portfolio for compliance with GAAP. With the exception of continuing to review the accounting relating to the investment portfolio, it is contemplated that the Investment Committee will assume the aforementioned responsibilities from the Audit Committee.

Security Ownership of Certain Beneficial Owners

The following are the only shareholders we know to beneficially own 5% or more of our outstanding common stock as of December 31, 2008. As permitted under the rules of the Securities and Exchange Commission, information regarding the following shareholders and contained in the table below has been obtained from reports filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	1,632,810	(1)	11.4%
Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,508,781	(2)	10.54%
Barclays Global Investors NA 400 Howard Street San Francisco, CA 94105	1,008,457	(3)	7.04%

(1)

According to the information contained in the Schedule 13G/A filed by T. Rowe Price Associates, Inc., T. Rowe Price New Horizons Fund, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. (collectively, “Price Associates”) with the Securities and Exchange Commission on February 12, 2009, Price Associates has sole voting power as to 1,474,710 of these shares and sole dispositive power as to all of these shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information is provided as of December 31, 2008.

(2)

According to the information contained in the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 9, 2009, Dimensional has sole voting power as to 1,503,278 shares and sole dispositive power as to all of these shares. Such shares are owned by certain investment companies, commingled group trusts and separate accounts to which Dimensional furnishes investment advice or acts as investment manager. Dimensional disclaims beneficial ownership of all such shares. This information is provided as of December 31, 2008.

(3)

According to the information contained in the Schedule 13G filed by Barclays Global Investors, NA.; Barclays Global Fund Advisors; Barclays Global Investors, LTD; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (collectively, “Barclays”) with the Securities and Exchange Commission on February 5, 2009, Barclays has sole voting power as to 784,620 of these shares and sole dispositive power as to all of these shares. Barclays holds these shares in trust accounts for the economic benefit of the beneficiaries of such accounts. This information is provided as of December 31, 2008.

Security Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of common stock by each director and each named executive officer and our directors and executive officers as a group, as of March 27, 2009. Additional information regarding the directors can be found under Item 1: Election of Directors.

Name	Position	Common Stock Subject to Options Exercisable within 60 Days	Other Common Stock Beneficially Owned		Total Common Stock Beneficially Owned
					Amount	Percentage
James R. Gober	Chairman of the Board, Chief Executive Officer and President	126,500	72,198	(1)	198,698	1.43%

Roger Smith	Executive Vice President, Chief Financial Officer, Treasurer and Director	28,120	0	(2)	28,120	*

Samuel J. Simon	Executive Vice President, General Counsel, Secretary and Director	56,540	8,650	(2)	65,190	*

Glen N. Godwin	Regional President	13,400	751	(2)	14,151	*

Scott C. Pitrone	Regional President	12,200	714	(2)	12,914	*

Maria Teresa Alvarez Canida	Nominee	0	0		0	*

Jorge G. Castro	Director	5,000	3,571		8,571	*

Harold E. Layman	Director	5,000	5,071		10,071	*

Drayton Nabers, Jr.	Director	0	5,192		5,192	*

William Stancil Starnes	Director	0	2,249		2,249	*

Gregory C. Thomas	Director	2,500	5,596		8,096	*

Samuel J. Weinhoff	Director	2,500	6,181	(3)	8,681	*

	All executive officers, directors and nominees as a group (12 persons)				361,926	2.61%

(1)	Does not include 15,510 shares of restricted stock over which the executive lacks voting or investment power.
(2)	Does not include 14,181 shares of restricted stock over which the executive lacks voting or investment power.
(3)	Includes 500 shares held in trust for his son.
*	Less than 1%

Glen N. Godwin, age 51, was appointed as West Regional President in 2005. Mr. Godwin has served in various executive capacities with Infinity since 1987.

Scott C. Pitrone, age 46, was appointed as South Regional President in 2005. Mr. Pitrone has served in various executive capacities with Infinity since 1993.

Equity Compensation Plan Information

The following table includes information on all of our equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Awarded as Restricted Stock	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan approved by security holders:
2002 Stock Option Plan	338,560	$22.81	—	338,560
2002 Restricted Stock Plan	—	—	206,609	293,391
2005 Non-Employee Directors’ Ownership Plan	—	—	20,047	179,953
Employee Stock Purchase Plan	—	—	—	967,944
2008 Performance Share Plan(1)	50,932	—	—	449,068
Equity Compensation Plans not approved by security holders:
None	—	—	—	—

(1)

Represents an outstanding award of Performance Share Units issued under the 2008 Performance Share Plan. Upon conversion, each Performance Share Unit will convert into between 0 to 3 shares of common stock. The figure shown in column (a), 50,932, represents the maximum number of shares of common stock that could be issued upon the conversion of the outstanding Performance Share Unit awards at December 31, 2008. As of December 31, 2008 and based upon actual results as of that date, the Company expects to issue 12,165 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission by a specified date. Regulations promulgated by the Securities and Exchange Commission require us to disclose in this Proxy Statement any reporting violations with respect to the 2008 fiscal year. Based solely upon a review of the applicable filings made with the Securities and Exchange Commission by the officers, directors and greater than 10% shareholders, all reports required by Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

Certain Relationships and Related Transactions

Pursuant to the terms of its Charter, our Nominating and Corporate Governance Committee is charged with considering questions involving potential conflict of interests between any director or member of senior management. Pursuant to the terms of our Code of Ethics, all directors and officers are also required to make full disclosure to the Audit Committee Chairman of any conflicts of interest. Finally, pursuant to the terms of its Charter, our Audit Committee is charged with reviewing and approving or disapproving all related-party transactions. To the extent that a transaction may constitute both a potential conflict of interest and a related-party transaction, then both the Audit Committee and Nominating and Corporate Governance Committee would review and approve or disapprove of such transaction.

Shareholder Proposals for Next Year

Any shareholder who intends to submit a proposal for the 2010 Annual Meeting of Shareholders for inclusion in the Proxy Statement for that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Corporate Secretary, at the address listed on the cover page of this Proxy Statement, no later than December 15, 2009.

For those shareholder proposals that are not submitted in accordance with Rule 14a-8, the designated proxies may exercise their discretionary voting authority, without any discussion of the proposal in our proxy materials, with respect to any shareholder proposal that is received by the Corporate Secretary after February 28, 2010. If there is a change in these deadlines by more than 30 days, we will notify you of the change through our Form 10-Q filings.

INFINITY PROPERTY AND CASUALTY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 18, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INFINITY PROPERTY AND CASUALTY CORPORATION

The undersigned Shareholder(s) of INFINITY PROPERTY AND CASUALTY CORPORATION (the “Company”) hereby constitutes and appoints James R. Gober and Samuel J. Simon, and each of them, agents and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 18, 2009, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed and FOR Proposal 2. If cumulative voting is invoked by a shareholder through proper notice to the Company, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

The undersigned revokes any prior proxy at such meeting and ratifies all acts of said agents and proxies, or any of them, may lawfully do by virtue hereof. Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

INFINITY PROPERTY AND CASUALTY CORPORATION

May 18, 2009

***IMPORTANT NOTICE***

Regarding Internet Availability of Proxy Materials

for the Annual Meeting to be held on May 18, 2009

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

The Proxy Statement and 2008 Annual Report are available at http://ir.ipacc.com/phoenix.zhtml?c=136099&p=irol-reports

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

						FOR	AGAINST	ABSTAIN
Proposal 1. Election of ten directors.
NOMINEES:
☐	FOR ALL NOMINEES	☐ Maria Teresa Alvarez Canida ☐ Jorge G. Castro ☐ James R. Gober ☐ Harold E. Layman		Proposal 2.	Ratify appointment of Ernst & Young LLP as Infinity’s independent registered public accounting firm.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Drayton Nabers, Jr. ☐ Samuel J. Simon ☐ Roger Smith
☐	FOR ALL EXCEPT (See instructions below)	☐ William Stancil Starnes ☐ Gregory C. Thomas ☐ Samuel J. Weinhoff		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.